PFS
Thomas J. Brophy
President - Health Division



September 24, 1996



Mr. Carl Hulbert
4685 Highland Drive
Salt Lake City, UT  84117

Dear Carl:

Pioneer Financial Services, Inc. will retain you to represent its life and health insurance affiliates and subsidiaries in selected western states, including but not limited to California, Oregon, Washington, Utah, Nevada and Arizona. We will expect you to maintain meaningful relationships in those states and to make contact regarding policy, rate and other regulatory filings, as requested by PFS or one of its insurance affiliates.

For this representation, we will pay you $3,000 per month, payable on the first of each month. We will also reimburse you for all reasonable travel expenses related to performance of your duties under this relationship. This agreement will take affect October 1, 1996, for a period of three years. Either party may terminate this agreement with ninety days written notice.

Please indicate your agreement by signing and return the attached copy of this letter.

                                   Sincerely,

                                   /s/ Thomas J. Brophy

                                   Thomas J. Brophy

Accepted:  /s/ Carl Hulbert
               Carl Hulbert